Exhibit 99.1

PATHMARK STORES, INC.

200 MILIK STREET

CARTERET, NEW JERSEY 07008

FOR IMMEDIATE RELEASE	CONTACT: HARVEY M. GUTMAN
732-499-4327

PATHMARK ANNOUNCES SECOND QUARTER FISCAL 2006 RESULTS

SAME-STORE SALES INCREASE 0.5%

MERCHANDISING INITIATIVES GAIN TRACTION

Carteret, New Jersey, September 6, 2006 - Pathmark Stores, Inc. (Nasdaq: PTMK) today reported unaudited results for its second quarter ended July 29, 2006.

Sales for the second quarter of fiscal 2006 were $1,002.9 million, an increase of 0.2% from $1,000.7 million in the prior year’s second quarter. Same-store sales increased 0.5% in the second quarter of fiscal 2006. The Company reported a net loss of $8.8 million, or $0.17 per diluted share, in the second quarter of fiscal 2006 compared to a net loss of $5.1 million, or $0.12 per diluted share, in the prior year’s second quarter. The decline was primarily due to a decrease in Adjusted EBITDA, partially offset by lower interest expense. Adjusted EBITDA was $26.9 million in the second quarter of fiscal 2006 compared to $31.7 million in the prior year’s second quarter. The decrease of $4.8 million was due to lower gross profit of $1.0 million, primarily due to lower pharmacy gross margin associated with the new Medicare Part D program, and higher costs for utilities of $2.3 million, self-insured workers’ compensation and general liability claims of $2.2 million, medical and pension of $1.9 million and supplies of $0.6 million, partially offset by breakage income related to gift cards of $3.2 million. Adjusted EBITDA is reconciled to net loss in Table C.

John Standley, Chief Executive Officer, said, “We are encouraged by the sales trend in the second quarter. As our merchandising initiatives continue to gain traction with consumers, we expect to see improvements in gross margin due to sales mix and lower shrink as the fiscal year progresses. On the cost side, we expect our various initiatives will help mitigate expected expense increases during the remainder of the fiscal year.”

Capital expenditures during the first six months of fiscal 2006 were $34.7 million. Capital expenditures for fiscal 2006 are expected to be approximately $70 million. The Company completed three store renovations during the first six months of fiscal 2006 and expects to complete ten store renovations during the third quarter and one store renovation during the fourth quarter.

Pathmark will conduct a conference call at 2:00 p.m. Eastern Daylight Time (EDT) today. The call may be accessed via a simultaneous webcast by visiting www.calleci.com. A replay of the call will be available for 14 days after the completion of the call at 1-877-519-4471, Pass Code 7700877. This press release and other financial and statistical information to be presented on the conference call will be accessible on the web by going to www.pathmark.com, ‘Investor Relations’, then clicking on ‘Press Releases’.

Pathmark Stores, Inc. is a regional supermarket currently operating 141 supermarkets primarily in the New York – New Jersey and Philadelphia metropolitan areas.

(Tables attached)

Except for historical information contained herein, the matters discussed in this release and the accompanying discussions on the earnings conference call are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating costs, stock-based compensation expense, earnings estimates, Adjusted EBITDA, sales, same-store sales and capital expenditures and are indicated by words or phrases such as “anticipates”, “believes”, “expects”, “forecasts”, “guidance”, “intends”, “may”, “ongoing”, “plans”, “projects”, “will” and similar words and phrases. By their nature, such forward-looking statements are subject to risks, uncertainties and other factors, which are, in many instances, beyond our control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management’s assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company expressly disclaims any current intention to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company’s operating areas, the competitive environment in which the Company operates, results of our merchandising, operating and cost reduction initiatives, medical and pension costs and other risks detailed from time to time in the Company’s reports and filings available from the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

(Tables attached)

Table A

Pathmark Stores, Inc.

Operating Results (Unaudited)

(in millions, except per share data)

Consolidated Statements of Operations

	13 Weeks Ended		26 Weeks Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Sales	$1,002.9	$1,000.7	$2,001.4	$2,003.2
Cost of goods sold	(718.0)	(714.8)	(1,427.0)	(1,432.3)

Gross profit	284.9	285.9	574.4	570.9
Selling, general and administrative expenses	(261.1)	(254.9)	(520.9)	(505.8)
Depreciation and amortization	(23.1)	(22.3)	(46.1)	(44.5)

Operating earnings	0.7	8.7	7.4	20.6
Interest expense, net (see Note 1)	(15.4)	(18.2)	(30.9)	(34.5)

Loss before income taxes	(14.7)	(9.5)	(23.5)	(13.9)
Income tax benefit	5.9	4.4	9.3	6.7

Net loss	$(8.8)	$(5.1)	$(14.2)	$(7.2)

Weighted average number of shares outstanding –
basic and diluted	52.1	41.5	52.0	35.8

Net loss per share – basic and diluted	$(0.17)	$(0.12)	$(0.27)	$(0.20)

Supplemental Operating Results Data

	13 Weeks Ended		26 Weeks Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Adjusted EBITDA (see Note 2)	$26.9	$31.7	$59.3	$67.2

Capital expenditures	$22.6	$8.7	$34.7	$15.4

Gross profit (% of sales)	28.4%	28.6%	28.7%	28.5%

Selling, general and administrative expenses (% of sales)	26.0%	25.5%	26.0%	25.3%

Non-cash stock-based compensation expense (% of sales)	0.2%	—	0.2%	—

LIFO charge (% of sales)	0.1%	0.1%	0.1%	0.1%

Adjusted EBITDA (% of sales)	2.7%	3.2%	3.0%	3.3%

Net loss (% of sales)	(0.9)%	(0.5)%	(0.7)%	(0.4)%

See notes to financial statements.

Table B

Pathmark Stores, Inc.

Consolidated Balance Sheets (Unaudited)

(in millions)

	July 29, 2006	January 28, 2006
ASSETS
Current assets
Cash and cash equivalents	$61.8	$73.4
Marketable securities	—	4.0
Accounts receivable, net	22.9	21.1
Merchandise inventories	182.0	180.6
Due from suppliers	64.2	69.6
Other current assets	21.0	23.9

Total current assets	351.9	372.6
Property and equipment, net	544.9	552.3
Goodwill	144.7	144.7
Other noncurrent assets	184.2	185.0

Total assets	$1,225.7	$1,254.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$107.7	$100.2
Current maturities of debt	0.7	2.1
Current portion of capital lease obligations	9.8	11.1
Accrued expenses and other current liabilities	168.8	167.1

Total current liabilities	287.0	280.5
Long-term debt	423.5	423.8
Long-term capital lease obligations	164.3	168.5
Other noncurrent liabilities	189.3	210.5

Total liabilities	1,064.1	1,083.3
Stockholders’ equity	161.6	171.3

Total liabilities and stockholders’ equity	$1,225.7	$1,254.6

Capitalization

	July 29, 2006	January 28, 2006
Debt	$424.2	$425.9
Capital lease obligations	174.1	179.6

Total debt and capital lease obligations	598.3	605.5
Stockholders’ equity	161.6	171.3

Total capitalization	$759.9	$776.8

See notes to financial statements.

Table C

Pathmark Stores, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA (Unaudited)

(in millions)

	13 Weeks Ended		26 Weeks Ended
	July 29, 2006	July 30, 2005	July 29, 2006		July 30, 2005
Net loss	$(8.8)	$(5.1)	$(14.	2)	$(7.2)
Adjustments:
Interest expense, net (see Note 1)	15.4	18.2	30.9		34.5
Income tax benefit	(5.9)	(4.4)	(9.3)		(6.7)
Depreciation and amortization	23.1	22.3	46.1		44.5
LIFO charge	0.7	0.5	1.3		1.0
Non-cash stock-based compensation expense	2.4	—	4.5		—
Strategic alternative expense	—	0.2	—		1.1

Adjusted EBITDA (see Note 2)	$26.9	$31.7	$59.3		$67.2

See notes to financial statements.

Notes to Financial Statements

(1)	Interest expense for the 13 weeks and the 26 weeks ended July 30, 2005 included a $2.8 million early extinguishment of debt charge related to the defeasance of mortgage liability.
(2)

Adjusted EBITDA represents net loss, excluding interest expense, the impact of taxes, depreciation and amortization, LIFO adjustments, non-cash stock-based compensation expense and strategic alternative expense. We believe that our investors find Adjusted EBITDA to be a useful analytical tool for measuring our performance and for comparing that performance with the performance of other companies in our industry having different capital structures. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.